Newmont Generates First Quarter Net Cash From Continuing Operations of $387 Million ($0.82 per share); Maintaining 2009 Outlook

This release should be read in conjunction with Newmont’s First Quarter 2009 Form 10-Q filed with the Securities and Exchange Commission on April 30, 2009 (available at www.newmont.com).

DENVER, April 30, 2009 – Newmont Mining Corporation (NYSE: NEM) (“Newmont” or the “Company”) today announced first quarter results, with net cash from continuing operations of $387 million ($0.82 per share) with equity gold sales of 1.27 million ounces at an average realized gold price of $906 per ounce.  Costs applicable to sales were $435 per ounce, and adjusted net income(1) was $208 million ($0.44 per share).  Net income on a GAAP basis(2) was $189 million ($0.40 per share) for the first quarter, compared to $365 million ($0.81 per share) in the prior year quarter, primarily due to lower realized gold and copper prices.

First Quarter 2009 Highlights:

❑	Maintaining 2009 outlook for equity gold sales and cost applicable to sales per ounce;
❑	Net cash provided from continuing operations of $387 million ($0.82 per share);
❑	Equity gold sales of 1.27 million ounces at an average realized gold price of $906 per ounce;
❑	Equity copper sales of 43 million pounds at an average realized copper price of $1.69 per pound; and
❑	Adjusted net income(1) of $208 million ($0.44 per share).

“Our operations provided solid results that were in-line with our expectations and this performance sets us up well to deliver on our operating plans for the full year in 2009.  Project execution is also going well and is a clear focus for the balance of the year.  Completing our Boddington project by mid-year and successfully ramping up to commercial production is a clear driver of our 2009 performance,” said Richard O’Brien, President and Chief Executive Officer.

Mr. O’Brien further added, “Lower commodity prices relative to last year both hurt and helped our performance in the first quarter.  Lower copper prices, in particular, negatively impacted our earnings and cash flow.  One the positive side, lower than expected diesel costs and Australian dollar exchange rates resulted in lower than expected costs applicable to sales.  If input commodity prices remain at our forecasted levels for the balance of the year and gold stays in the current trading range, we expect expanding margins for the rest of the year.”

(1)	See reconciliation from adjusted net income to GAAP Net income on page 9 of this release.
(2)	In this release, GAAP Net income refers to Net income attributable to Newmont stockholders.

The Company is maintaining its previously announced 2009 equity gold sales outlook of between 5.2 and 5.5 million ounces at costs applicable to sales of between $400 and $440 per ounce.  The Company’s costs applicable to sales forecast for 2009 now assumes an oil price of $50 per barrel and an Australian dollar exchange rate of 0.70 for the balance of the year.  Costs applicable to sales are expected to change by approximately $6 per ounce for every $10 change in the oil price and by roughly $3 per ounce for every 0.10 change in the Australian dollar exchange rate for the remainder of the year.

Regional Operations

In the first quarter of 2009, the Company reported equity gold sales of 1.27 million ounces at costs applicable to sales of $435 per ounce.  The Company’s operations delivered equity gold sales slightly above expectations as higher than expected sales in Nevada, Australia and at Batu Hijau in Indonesia were partially offset by lower sales at Yanacocha in Peru.  Costs applicable to sales per ounce were lower than expected in Nevada, in Australia, at Yanacocha, at Batu Hijau and at Ahafo, partially offset by higher costs at Kori Kollo in Bolivia.

Nevada - Nevada sold 518,000 equity ounces of gold at costs applicable to sales of $509 per ounce during the first quarter.  Equity gold sales were higher than expected primarily due to higher throughput at Mill 6 and the Sage Autoclave and higher underground production from Leeville, Chukar and Carlin East, partially offset by lower production at Midas due to the temporary suspension of mining following a ground failure which curtailed production in March but has since resumed as of the end of April 2009.  Although costs applicable to sales per ounce increased from the prior year quarter due to lower production, higher underground contracted service costs and lower by-product credits, results for the first quarter were below expectations due to higher gold sales and lower diesel costs.  The Company continues to expect 2009 equity gold sales from Nevada of between 1.8 and 2.0 million ounces at costs applicable to sales of between $535 and $575 per ounce.

Yanacocha - Equity gold sales during the first quarter at Yanacocha in Peru were 241,000 ounces at costs applicable to sales of $324 per ounce.  Equity gold sales were below expectations due to a change in mine sequencing that resulted in lower mill grades, partially offset by higher leach pad production.  Costs applicable to sales per ounce were lower than expected due to lower input costs partially offset by lower silver by-product credits and higher royalty and production taxes from higher realized gold prices.  The Company is maintaining its 2009 outlook for equity gold sales of between 975,000 and 1,025,000 ounces at costs applicable to sales of between $290 and $310 per ounce.

Australia/New Zealand - Equity gold sales during the first quarter in Australia/New Zealand were 293,000 ounces at costs applicable to sales of $492 per ounce.  Equity gold sales exceeded expectations as higher grades and recoveries at Jundee and Kalgoorlie more than offset lower throughput and recoveries at Tanami.  Costs applicable to sales per ounce were lower than expected due to higher gold sales and a more favorable Australian dollar exchange rate during the quarter, partially offset by higher royalties and production taxes. Regional costs applicable to sales are expected to change by approximately $15 per ounce for every 0.10 change in the Australian dollar exchange rate for the remainder of the year.  The Company is maintaining its 2009 outlook for equity gold sales of between 1.5 and 1.6 million ounces at costs applicable to sales of between $440 and $480 per ounce.

Batu Hijau - Equity gold and copper sales during the first quarter at Batu Hijau in Indonesia were 30,000 ounces and 43 million pounds, respectively, at costs applicable to sales of $406 per ounce and $0.89 per pound, respectively.  Equity gold and copper sales were higher than expected primarily due to higher throughput from increased mill availability, higher recoveries and increased concentrate shipments.  Total costs applicable to sales were lower than expected as a result of lower input costs, partially offset by additional sales from higher cost concentrate inventories.  Costs applicable to sales allocated to gold were higher than expected due to the application of co-product accounting, which resulted in a higher allocation of costs to gold, as the Company realized higher gold revenues relative to copper during the quarter.  For 2009, the Company continues to expect equity gold and copper sales of between 225,000 and 250,000 ounces and 210 and 230 million pounds, respectively.  As a result of an assumed higher gold price relative to copper, the Company now expects costs applicable to sales for gold and copper to be between $280 and $320 per ounce and $0.50 and $0.65 per pound, respectively.

Ahafo - Equity gold sales during the first quarter at Ahafo in Ghana were 144,000 ounces at costs applicable to sales of $399 per ounce.  Equity gold sales were in-line with expectations as processing of higher grade material was offset by lower throughput.  Costs applicable to sales per ounce were lower than expected primarily due to lower input costs.  The Company is maintaining its 2009 outlook for equity gold sales of between 500,000 and 525,000 ounces from Ahafo.  As a result of lower oil prices and an improved power availability assumption, the Company has lowered its 2009 outlook for costs applicable to sales to between $425 and $450 per ounce.

Capital Update

Consolidated capital expenditures were $330 million during the first quarter, with over 50% attributable to the Boddington project in Australia.  The Company is maintaining its 2009 consolidated capital expenditure outlook at between $1.4 and $1.6 billion.

Boddington - Development of the Boddington project in Australia was approximately 95% complete at the end of the first quarter, with start-up expected in mid-2009 and an anticipated 12-month ramp-up schedule. The Company continues to expect capital expenditures of between $2.6 and $2.9 billion on a 100% basis.  Assuming the completion of the previously announced acquisition of AngloGold Ashanti Ltd.’s 33.33% interest in the Boddington project, the Company continues to expect annual gold sales of approximately one million ounces at costs applicable to sales of approximately $300 per ounce (net of by-product credits) for the first full five years of operation.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2009	2008
	(unaudited, in millions, except per share)

Revenues
Sales - gold, net	$1,391	$1,511
Sales - copper, net	161	432
	1,552	1,943

Costs and expenses
Costs applicable to sales - gold (1)	668	641
Costs applicable to sales - copper (1)	85	150
Amortization	192	182
Accretion	9	8
Exploration	41	39
Advanced projects, research and development	31	30
General and administrative	39	29
Other expense, net	77	63
	1,142	1,142

Other income (expense)
Other income, net	9	15
Interest expense, net	(32)	(28)
	(23)	(13)
Income from continuing operations before income tax expense and other items	387	788
Income tax expense	(105)	(232)
Equity loss of affiliates	(5)	(5)
Income from continuing operations	277	551
Income from discontinued operations	-	6
Net income	277	557
Less: Net income attributable to noncontrolling interests	88	192
Net income attributable to Newmont stockholders	$189	$365

Net income attributable to Newmont stockholders:
Continuing operations	$189	$359
Discontinued operations	-	6
	$189	$365

Net income per common share
Basic:
Continuing operations	$0.40	$0.80
Discontinued operations	-	0.01
	$0.40	$0.81

Diluted:
Continuing operations	$0.40	$0.79
Discontinued operations	-	0.01
	$0.40	$0.80

Basic weighted-average common shares outstanding	472	453
Diluted weighted-average common shares outstanding	473	457
Cash dividends declared per common share	$0.10	$0.10

(1) Exclusive of Amortization and Accretion.

CONSOLIDATED BALANCE SHEETS

	At March 31,	At December 31,
	2009	2008
	(unaudited, in millions)
ASSETS
Cash and cash equivalents	$1,451	$435
Marketable securities and other short-term investments	13	12
Trade receivables	166	104
Accounts receivable	383	223
Inventories	475	519
Stockpiles and ore on leach pads	319	324
Deferred income tax assets	194	286
Other current assets	350	458
Current assets	3,351	2,361
Property, plant and mine development, net	10,194	10,132
Investments	753	655
Stockpiles and ore on leach pads	1,237	1,145
Deferred income tax assets	1,120	1,039
Other long-term assets	182	207
Goodwill	188	188
Total assets	$17,025	$15,727

LIABILITIES
Current portion of long-term debt	$223	$169
Accounts payable	276	412
Employee-related benefits	172	178
Income and mining taxes	98	58
Other current liabilities	802	779
Current liabilities	1,571	1,596
Long-term debt	2,749	3,072
Reclamation and remediation liabilities	717	716
Deferred income tax liabilities	1,124	1,051
Employee-related benefits	384	379
Other long-term liabilities	251	252
Total liabilities	6,796	7,066

STOCKHOLDERS' EQUITY
Common stock	766	709
Additional paid-in capital	8,024	6,831
Accumulated other comprehensive loss	(208)	(253)
Retained earnings	189	4
Total Newmont stockholders' equity	8,771	7,291
Noncontrolling interests	1,458	1,370
Total stockholders' equity	10,229	8,661
Total liabilities and stockholders' equity	$17,025	$15,727

Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2009	2008
	(unaudited, in millions)

Operating activities:
Net income	$277	$557
Adjustments:
Amortization	192	182
Income from discontinued operations	-	(6)
Accretion of accumulated reclamation obligations	12	10
Deferred income taxes	(19)	(51)
Write-down of investments	6	22
Stock based compensation and other benefits	14	11
Other operating adjustments and write-downs	35	23
Net change in operating assets and liabilities	(130)	(154)
Net cash provided from continuing operations	387	594
Net cash used in discontinued operations	-	(100)
Net cash provided from operations	387	494
Investing activities:
Additions to property, plant and mine development	(330)	(450)
Investments in marketable debt and equity securities	-	(3)
Acquisitions, net	(11)	(318)
Other	(13)	4
Net cash used in investing activities of continuing operations	(354)	(767)
Net cash used in investing activities of discontinued operations	-	(3)
Net cash used in investing activities	(354)	(770)
Financing activities:
Proceeds from debt, net	1,369	572
Repayment of debt	(1,590)	(376)
Dividends paid to common stockholders	(49)	(45)
Dividends paid to noncontrolling interests	-	(98)
Proceeds from stock issuance, net	1,239	17
Change in restricted cash and other	13	1
Net cash provided from financing activities	982	71
Effect of exchange rate changes on cash	1	(12)
Net change in cash and cash equivalents	1,016	(217)
Cash and cash equivalents at beginning of period	435	1,231
Cash and cash equivalents at end of period	$1,451	$1,014

Sales Statistics

	Three Months Ended March 31,
	2009	2008
Gold
Consolidated ounces sold (thousands):
North America
Nevada (1)	518	526
La Herradura	25	24
	543	550
South America
Yanacocha	470	540
Kori Kollo	18	20
	488	560
Asia Pacific
Jundee	94	91
Tanami	85	95
Kalgoorlie	74	69
Waihi	40	31
Batu Hijau	66	120
	359	406
Africa
Ahafo	144	105
	1,534	1,621
Equity ounces sold (thousands):
North America
Nevada (1)	518	526
La Herradura	25	24
	543	550
South America
Yanacocha	241	277
Kori Kollo	16	18
	257	295
Asia Pacific
Jundee	94	91
Tanami	85	95
Kalgoorlie	74	69
Waihi	40	31
Batu Hijau	30	54
	323	340
Africa
Ahafo	144	105
	1,267	1,290
Copper
Batu Hijau pounds sold (millions):
Consolidated	95	105
Equity	43	47

(1)     Includes incremental start-up ounces of 1 for the first quarter of 2008.

Costs Applicable to Sales and Consolidated Capital Expenditures Statistics
	Three Months Ended March 31,
	2009	2008
Gold
Costs Applicable to Sales ($/ounce) (1)
North America
Nevada	$509	$409
La Herradura	387	324
	$503	$405
South America
Yanacocha	$324	$311
Kori Kollo	779	447
	$341	$316
Asia Pacific
Jundee	$353	$420
Tanami	574	524
Kalgoorlie	643	778
Waihi	367	455
Batu Hijau	406	308
	$476	$475
Africa
Ahafo	$399	$464
Average	$435	$396

Copper
Costs Applicable to Sales ($/pound) (1)
Batu Hijau	$0.89	$1.43

	Three Months Ended March 31,
	2009	2008
Consolidated Capital Expenditures ($ million)
North America
Nevada	$58	$92
Hope Bay	1	9
La Herradura	9	11
	$68	$112
South America
Yanacocha	$39	$39
Kori Kollo	-	2
	$39	$41
Asia Pacific
Boddington	$174	$204
Jundee	6	9
Tanami	10	9
Kalgoorlie	2	2
Waihi	2	9
Batu Hijau	11	29
	$205	$262
Africa
Ahafo	$12	$31
Akyem	1	2
	$13	$33
Corporate and Other	$5	$2
Total	$330	$450

(1)     Excludes Amortization and Accretion.

Supplemental Information

Classification Reporting Changes - Certain amounts for the three months ended March 31, 2008 and at December 31, 2008 have been revised. The adjustments are of a normal recurring nature except as discussed below.  The Company retrospectively adopted FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”), which requires an allocation of convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component).  Additionally, the Company prospectively adopted FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“FAS 160”), with the exception of the presentation requirements which were adopted retrospectively.  FAS 160 requires the noncontrolling interests to be classified as a separate component of stockholders’ equity and net income.

Reconciliation of Adjusted Net Income to GAAP Net Income - Management of the Company uses the non-GAAP financial measure Adjusted net income to evaluate the Company’s operating performance, and for planning and forecasting future business operations.  The Company believes the use of Adjusted net income allows investors and analysts to compare the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill.  Management’s determination of the components of Adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Adjusted net income is not, and should not be used as, an alternative to GAAP Net income as reflected in the consolidated financial statements of the Company.  Adjusted net income is not a measure of financial performance under GAAP and this measure should not be considered in isolation or as a substitute to performance measures calculated in accordance with GAAP.  The table below sets forth a reconciliation of Adjusted net income to GAAP Net income, which is the most directly comparable GAAP financial measure.

Description ($ million except per share, after-tax)	Q1 2009	Per Share	Q1 2008	Per Share
Adjusted net income	$208	$0.44	$381	$0.85
Workforce reduction	(9)	(0.02)	-	-
Costs related to Boddington acquisition	(5)	(0.01)	-	-
Write-down of marketable securities	(5)	(0.01)	(22)	(0.05)
GAAP income from continuing operations (1)	$189	$0.40	$359	$0.80
Income from discontinued operations (1)	-	-	6	0.01
GAAP Net income (1)	$189	$0.40	$365	$0.81

(1) Attributable to Newmont stockholders.

2009 Annual Guidance - The table below sets forth the Company’s current outlook and forecast assumptions:

Description	Q1 Update	2009 Original
Equity gold sales (million ounces)	5,200 - 5,500	5,200 - 5,500
Costs applicable to sales ($/ounce)	$400 - $440	$400 - $440
Equity copper sales (million pounds)	210 - 230	210 - 230
Costs applicable to sales ($/pound)	$0.50 - $0.65	$0.65 - $0.75
Consolidated capital expenditures ($ million)	$1,400 - $1,600	$1,400 - $1,600
Amortization ($ million)	$775 - $825	$775 - $825
Exploration ($ million)	$165 - $175	$165 - $175
Advanced projects, research and development ($ million)	$120 - $150	$120 - $150
General & administrative ($ million)	$140 - $150	$140 - $150
Interest expense, net ($ million)	$150 - $160	$150 - $160
Effective tax rate	27% - 31%	28% - 32%
Forecast Assumptions	Q1 Update	2009 Original
Oil price ($/barrel)	$50	$70
Australian dollar exchange rate	0.7	0.75
Copper price ($/pound)	$1.50	$2.00

To view complete financial disclosure, including regional mine statistics, Results of Consolidated Operations, Liquidity and Capital Resources, Management’s Discussion & Analysis, the Form 10-Q, and a complete outline of the 2009 Operating and Financial guidance by region, please see www.newmont.com.

The Company’s first quarter earnings conference call and webcast presentation will be held on Thursday, April 30, 2009 beginning at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time).  To participate:

Dial-In Number	800-619-4068
Intl Dial-In Number	415-228-4564
Leader	John Seaberg
Password	Newmont
Replay Number	800-679-6944
Intl Reply Number	203-369-3316

The conference call will also be simultaneously carried on the Company’s website at www.newmont.com under Our Investors/Events and Presentations and will be archived there for a limited time.

Investor Contact
John Seaberg	303.837.5743	john.seaberg@newmont.com

Media Contact
Omar Jabara	303.837.5114	omar.jabara@newmont.com

Cautionary Statement

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections and other applicable laws. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “estimate(s)”, “should”, “intend(s)” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements include, without limitation, (i) estimates of future mineral production and sales; (ii) estimates of future costs applicable to sales, other expenses and taxes, for specific operations and on a consolidated basis; (iii) estimates of future capital expenditures, construction, production or closure activities; (iv) statements regarding future exploration expenditures, results and reserves; (v) statements regarding fluctuations in capital and currency markets; (vi) statements regarding potential cost savings, productivity, operating performance, and ownership and cost  structures; (vii) expectations regarding the completion and timing of the remaining interest in Boddington acquisition and other acquisitions or divestitures; and (viii) expectations regarding the start-up time, design, mine life, production and costs applicable to sales and exploration potential of the Boddington project and other projects.  Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes.  For a more detailed discussion of such risks and other factors, see the Company’s 2008 Annual Report on Form 10-K, filed on February 19, 2009, with the Securities and Exchange Commission, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.